Delaware Group Equity Funds III

Proxy Results
(Unaudited)
--------------
The shareholders of Delaware Group Equity
Funds III (the "Trust") approved the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the Trust
(shareholders of all series of the Trust voting together).


Shares Voted For
Shares Voted Withhold Authority
Thomas L. Bennett
46,848,228.659
3,056,245.051
Jude T. Driscoll
46,845,941.383
3,058,532.327
John A. Fry
46,859,523.797
3,044,949.913
Anthony D. Knerr
46,863,355.161
3,041,118.579
Lucinda S. Landreth
46,838,876.434
3,065,597.276
Ann R. Leven
46,842,218.804
3,062,254.906
Thomas F. Madison
46,818,109.530
3,086,364.180
Janet L. Yeomans
46,854,796.397
3,049,677.313
J. Richard Zecher
46,845,101.513
3,059,372.197

2. To approve the use of a "manager of
managers" structure whereby the investment manager of the Fund will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker
Non-Votes
Delaware American Services Fund
3,404,513.824
189,166.400
107,847.476
996,348.000
Delaware Small Cap Growth Fund
1,750,563.787
64,862.984
52,145.857
708,489.000
Delaware Trend Fund
32,475,034.131
2,182,819.866
2,834,629.009
5,137,164.000